Filed Pursuant to Rule 424(b)(3)

Registration No. 333-189500

PROSPECTUS

REAL GOODS SOLAR, INC.

5,050,462 shares of Class A Common Stock

This prospectus relates to the offer and sale by the selling shareholders identified in the prospectus, and any of their respective pledgees, donees, transferees, or other successors in interest of up to 5,050,462 shares of Class A Common Stock of Real Goods Solar, Inc. The number of shares the selling shareholders may sell includes 3,366,974 shares of Class A Common Stock that are currently outstanding, plus up to 1,683,488 shares of Class A Common Stock that they may receive upon exercise of their warrants.

We filed the registration statement of which this prospectus is a part and are filing this prospectus to fulfill contractual obligations to do so, which we undertook at the time of the original issuance of the Class A Common Stock and warrants described in this prospectus. We will not receive any of the proceeds from the sale of the Class A Common Stock by the selling shareholders.

We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling shareholders against certain liabilities. The selling shareholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

The selling shareholders and their respective pledgees, donees, transferees, or other successors in interest may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our Class A Common Stock. Additional information on the selling shareholders, and the times and manner in which they may offer and sell shares of our Class A Common Stock under this prospectus, is provided under “Selling shareholders” and “Plan of Distribution” in this prospectus.

Our Class A Common Stock is quoted on The Nasdaq Capital Market under the symbol “RSOL.” On July 2, 2013, the last reported sale price of our Class A Common Stock was $2.48 per share.

Investing in our Class A Common Stock involves certain risks. See “Risk Factors” beginning on page 5 of this prospectus for the risks that you should consider. You should read this entire prospectus carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 5, 2013

ABOUT THIS PROSPECTUS

Except where the context requires otherwise, in this prospectus the terms “Company,” “our company,” “Real Goods Solar,” “we,” “us,” and “our” refer to Real Goods Solar, Inc., a Colorado corporation, and where appropriate, its direct and indirect subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Obtain Additional Information.” The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

This prospectus contains trademarks, tradenames, service marks, and service names of the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements provide our current expectations and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “strive,” “future,” “intend,” “may” and similar expressions as they relate to us are intended to identify such forward-looking statements. Readers are urged not to place undue reliance on these forward looking statements, which speak only as of the date made. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in the section entitled “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. Risks and uncertainties that could cause actual results to differ include, without limitation, the level of government subsidies and economic incentives for solar energy, general economic conditions, adoption of solar energy technologies, pricing, including pricing of conventional energy sources, construction risks, changing regulatory environment, changing energy technologies, our geographic concentration, our business plan, acquisitions, integration of acquired businesses, insufficient cash flow, indebtedness, loss of key personnel, brand value, litigation, merchandise and solar panel supply problems, construction costs, competition, third party financing costs, customer satisfaction, product liabilities, warranty and service claims, credit risk, non-compliance with Nasdaq continued listing standards, volatile market price of our Class A common stock, “penny stock” rules, security analyst coverage of our Class A common stock, dilution for shareholders upon the exercise of warrants, limited public trading market, the significant ownership and voting power of our Class A common stock held by Gaiam, Inc. (“Gaiam”) and Riverside Renewable Energy Investment LLC (“Riverside”), our historical association with Gaiam, our inability to resolve disputes with Gaiam, conflicts of interest between some of our directors and Gaiam, a future sale of securities by Gaiam and Riverside, and other risks and uncertainties included in our filings with the SEC. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our view only as of the date of this report. We undertake no obligation to update any forward-looking information.

RECENT DEVELOPMENTS

On June 3, 2013, we closed a private placement of securities and issued 3,366,974 shares of Class A Common Stock and warrants to purchase up to an aggregate of 1,683,488 shares of Class A Common Stock for an aggregate purchase price of $9,259,178.50. The private placement is further described in the section entitled “Description of Transaction.”

Based on a Form 4, as amended, filed by Gaiam, we understand that Gaiam sold an aggregate of 6,017,500 shares of our Class A common stock on May 28, 2013, reducing its ownership of our Class A Common Stock to approximately 13.4% of our issued and outstanding Class A common stock after the closing of our June 3, 2013 private placement. As a result, we believe that Riverside is now our largest shareholder, holding approximately 25.9% of our issued and outstanding Class A common stock after the closing of our June 3, 2013 private placement.

On June 12, 2013, our board of directors unanimously appointed David Belluck Chairman of our board of directors. Mr. Belluck is General Partner of Riverside Partners, LLC, a Boston-based, private equity investment firm affiliated with Riverside, and has been a company director since June 2011.

PROSPECTUS SUMMARY

This prospectus summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the section entitled “Risk Factors.”

Overview of our Company

We are a leading residential and commercial solar energy engineering, procurement and construction firm. We also perform most of our own sales and marketing activities to generate leads and secure projects. We offer turnkey services, including design, procurement, permitting, build-out, grid connection, financing referrals and warranty and customer satisfaction activities. Our solar energy systems use high-quality solar photovoltaic modules from manufacturers such as Canadian Solar and Trina. We use proven technologies and techniques to help customers achieve meaningful savings by reducing their utility costs. In addition, we help customers lower their emissions output and reliance upon fossil fuel energy sources.

We have 35 years of experience in residential solar energy. We trace our roots to 1978, when Real Goods Trading Corporation sold the first solar photovoltaic panels in the United States. We have designed and installed over 14,500 residential and commercial solar systems since our founding. Our focused customer acquisition approach and our efficiency in converting customer leads into sales enable us to have what we believe are competitive customer acquisition costs that we continuously focus on improving. We believe that our Real Goods Solar brand has a national reputation for high quality customer service in the solar energy market, which leads to a significant number of word-of-mouth referrals and new customers.

We were incorporated in Colorado in 2008 as a successor to Gaiam Energy Tech, Inc. Gaiam founded Gaiam Energy Tech, Inc. as its solar division in 1999. In 2001, Gaiam Energy Tech, Inc. acquired Real Goods Trading Corporation in a merger. The combined company became Real Goods Solar when it went public in 2008.

Our executive offices are located at 833 W. South Boulder Road, Louisville, CO 80027-2452. Our telephone number is (303) 222-8400. Our website is www.realgoodssolar.com. The information on our websites is not intended to be a part of this prospectus, and you should not rely on any of the information provided there in making your decision to invest in our securities. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

The Offering

Class A Common Stock offered	5,050,462 shares

Class A Common Stock outstanding before this offering	30,204,588 shares as of June 17, 2013

Class A Common Stock outstanding after this offering (assuming full exercise of the warrants)	31,888,076 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering, but we will receive the exercise price of the warrants if the warrants are exercised (unless the warrants are exercised by means of a “cashless exercise,” in which case we will not receive any exercise price). See the section entitled “Use of Proceeds.”

Nasdaq Capital Market symbol	RSOL

Risk Factors	You should consider carefully the information set forth in the section entitled “Risk Factors,” beginning on page 5 of this prospectus, in deciding whether or not to invest in our Class A Common Stock.

Plan of Distribution	The selling shareholders and their respective pledgees, donees, transferees, or other successors in interest may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our Class A Common Stock. See the section entitled “Plan of Distribution” for a complete description of the manner in which the shares registered hereby may be distributed.

RISK FACTORS

Investing in our securities involves significant risks. You should carefully read the risk factors in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, which is on file with the SEC and is incorporated by reference in this prospectus, before purchasing shares of our Class A Common Stock. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

DESCRIPTION OF TRANSACTION

Private Placement of Class A Common Stock and Warrants

On May 24, 2013, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the selling shareholders pursuant to which we agreed to sell 3,366,974 shares of Class A Common Stock at a purchase price of $2.75 per share and warrants to purchase an aggregate of up to 1,683,488 shares of Class A Common Stock at an exercise price of $2.75 per share. We closed the sale and issued the securities on June 3, 2013 for gross and net proceeds to us of approximately $9.25 million and $8.4 million, respectively.

Description of the Warrants

Pursuant to the Securities Purchase Agreement, we issued warrants to each selling shareholder to purchase shares of Class A Common Stock equal to 50% of the shares of Class A Common Stock purchased by such selling shareholder pursuant to the Securities Purchase Agreement at an exercise price of $2.75, subject to adjustment. The warrants are immediately exercisable, subject to certain limitations contained in the warrants, and expire June 3, 2018. The exercise price and number of shares of Class A Common Stock issuable under the warrants are subject to anti-dilutive adjustments, including weighted average anti-dilution protection, upon the occurrence of certain events. We may not issue any shares of Class A Common Stock upon exercise of the warrants if the issuance would exceed the aggregate number of shares of Class A Common Stock issuable in connection with the transactions contemplated by the Securities Purchase Agreement under applicable NASDAQ rules unless the Company first obtains shareholder approval of such issuance. The warrants contain provisions concerning the assumption of the warrants in connection with a Fundamental Transaction (as defined in the warrant), and mandatory and voluntary redemption of the warrants under certain circumstances. If at any time after the warrants are exercisable there is no effective registration statement on file with the SEC registering, or no current prospectus available for, the resale of the shares of our common stock issuable upon exercise of the warrants, the warrants may be exercised by means of a “cashless exercise” and we will not receive any proceeds at such time.

Under the terms of the warrants, no selling shareholder may exercise its warrants if, after giving effect to such exercise and the issuance of the shares of Class A Common Stock issued pursuant thereto, such selling shareholder, together with any of its affiliates, would beneficially own a number of shares of our Class A Common Stock which would exceed 4.99% of the issued and outstanding Class A Common Stock. However, a selling shareholder (other than Wolverine Flagship Fund Trading Limited) may increase or decrease this percentage to any other percentage not in excess of 9.99% effective no earlier than the 61st day after delivering written notice to us. Further, we may not issue any shares of Class A Common Stock upon the exercise of warrants if the issuance (taken together with the shares of Class A Common Stock issued at the closing of the June 3, 2013 private placement and all shares of Class A Common Stock previously issued under any of the warrants) would exceed the aggregate number of shares of Class A Common Stock which we may issue upon exercise of the warrants without breaching our obligations under applicable NASDAQ rules unless we first obtain shareholder approval or otherwise comply with such NASDAQ rules.

Registration Rights Agreement

In connection with the Securities Purchase Agreement, we entered into a Registration Rights Agreement with the selling shareholders, which sets forth the rights of the selling shareholders to have the shares of Class A Common Stock issued pursuant to the Securities Purchase Agreement and Class A Common Stock issuable upon exercise of the warrants registered with the Commission for public resale (the “Registration Rights Agreement”).

Pursuant to the Registration Rights Agreement, we are required to file a registration statement with the Commission within 20 days of the closing of the transactions contemplated by the Securities Purchase Agreement, registering the total number of shares of Class A Common Stock issued pursuant to the Securities Purchase Agreement and Class A Common Stock issuable upon exercise of the warrants. Further, the registration statement must be declared effective within 90 days after the closing and remain in effect until the earlier to occur of (i) the fifth anniversary of the effective date of the registration statement or (ii) the date on which all of the registrable securities covered by the registration rights agreement have been sold or transferred in a manner that they may be resold without subsequent registration under the Securities Act.

The Registration Rights Agreement further provides that in the event that we do not meet the time periods set forth in the preceding paragraph or fail to timely file all periodic reports required with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company shall pay to the selling shareholders, on the occurrence of each such event and on each monthly anniversary thereof until the applicable event is cured, an amount in cash equal to 1.0% of the aggregate purchase price paid by such selling shareholder for the Class A Common Stock and warrants to purchase Class A Common Stock multiplied by the percentage of such selling shareholders’ shares of Class A Common Stock that are required to be covered by an effective registration statement but are not then covered, up to a maximum of 10.0% of such aggregate purchase price.

Dilution

The number of shares of our issued and outstanding Class A Common Stock would be significantly increased if the selling shareholders exercise the warrants. In the event of such exercise, there would be substantial dilution to our current shareholders. For example, assuming the selling shareholders fully exercised their warrants on the date of issuance, June 3, 2013, at the conversion price of $2.75, we would have been required to issue 1,683,488 shares of Class A Common Stock pursuant to exercise of the warrants, which would have constituted approximately 5.3% of our issued and outstanding Class A Common Stock as of such date.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling shareholders. The exercise price of the outstanding warrants is $2.75 per share, subject to adjustment under specified circumstances. If all of the warrants are exercised for cash (assuming no exercise price adjustment), we will receive proceeds of $4,629,592, which we will use for working capital. If at any time after the warrants are exercisable there is no effective registration statement on file with the SEC registering, or no current prospectus available for, the resale of the shares of our common stock issuable upon exercise of the warrants, the warrants may be exercised by means of a “cashless exercise” and we will not receive any proceeds at such time.

The selling shareholders will pay all underwriting discounts, selling commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in connection with the sale of the shares, if any. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDERS

The shares of Class A Common Stock being offered by the selling shareholders are those issued to the selling shareholders pursuant to the Securities Purchase Agreement and issuable to the selling shareholders upon exercise of warrants. For additional information regarding the issuance of the warrants, see the section entitled “Description of the Transaction” above. We are registering the shares of Class A Common Stock in accordance with the terms of a Registration Rights Agreement with the selling shareholders in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of Class A Common Stock and warrants issued pursuant to the Securities Purchase Agreement, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Class A Common Stock held by each of the selling shareholders. The second column lists the number of shares of Class A Common Stock beneficially owned by the selling shareholders, based on their respective ownership of shares of Class A Common Stock and warrants, as of June 17, 2013, assuming full exercise of the warrants held by each such selling shareholder on that date to the extent permissible after taking into account any limitations on exercise set forth therein. The third column lists the shares of Class A Common Stock being offered by this prospectus by the selling shareholders and does not take into account any limitations on the exercise of the warrants set forth therein. The fourth column lists the shares of Class A Common Stock held by each selling shareholder after completion of this offering and assumes that each selling shareholder sells all of the shares covered by this prospectus without taking into account any limitations on the exercise of the warrants set forth therein. The fifth column lists the percentage ownership held by each selling shareholder after completion of this offering. The information presented regarding the selling shareholders is based, in part, on information the selling shareholders provided to us. Because the number of shares issuable upon exercise of the warrants is subject to anti-dilutive adjustments in certain circumstances, the number of shares that will actually be issued may be higher than the number of shares being offered by this prospectus.

We do not know when or in what amounts the selling shareholders may sell or otherwise dispose of the shares of Class A Common Stock covered by this prospectus. The selling shareholders may not sell any or all of the shares offered by this prospectus. Other than the agreements we entered into with the selling shareholders in connection with the June 3, 2013 private placement, we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale by the selling shareholders of any of the shares of Class A Common Stock covered by this prospectus. In addition, information about the selling shareholders may change over time. The selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the table is presented. Any changed or new information given to us by the selling security holders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary. Because of the foregoing, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholders.

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power over securities. To our knowledge, unless otherwise indicated, all persons named in the table below have sole voting and investment power with respect to their shares of Class A Common Stock. Percentage of beneficial ownership is based on 30,204,588 shares of common stock outstanding as of June 17, 2013.

	Shares of Class A		Maximum	Shares of Class A		Percentage
Name of Selling shareholder	Common Stock Beneficially Owned Prior to Offering		Number of Shares to be Sold Pursuant to Offering	Common Stock Beneficially Owned After Offering		Ownership After Offering
Stiassni Capital Partners, LP (1)	1,522,214	(2)	1,312,500	347,100	(2)	*
Wolverine Flagship Fund Trading Limited (3)	1,090,913		1,090,913	0		0%
Anson Investments Master Fund LP (4)	409,091		409,091	0		0%
Kingsbrook Opportunities Master Fund LP (5)	327,273		327,273	0		0%
Ardsley Partners Renewable Energy Fund, L.P. (6)	273,000		273,000	0		0%
Capital Ventures International (7)	272,727		272,727	0		0%
Hudson Bay Master Fund Ltd. (8)	272,727		272,727	0		0%
Alpha Capital Anstalt (9)	272,727		272,727	0		0%
Iroquois Master Fund Ltd. (10)	272,727		272,727	0		0%
Hoak Public Equities, LP (11)	272,727		272,727	0		0%
Hartz Capital Investments, LLC (12)	165,000		165,000	0		0%
Empery Asset Master, Ltd (13)	109,050		109,050	0		0%

*	Indicates less than 1% ownership.
(1)	Includes 299,300 shares of Class A Common Stock held prior to the closing of our June 3, 2013 private placement, 875,000 shares of Class A Common Stock issued pursuant to the Securities Purchase Agreement and 437,500 shares of Class A Common Stock issuable upon the exercise of warrants issued pursuant to the Securities Purchase Agreement held by Stiassni Capital Partners, LP. Mr. Stiassni has authority to vote and dispose of the shares held by Stiassni Capital Partners, LP and may be deemed to be the beneficial owner of the shares. Mr. Stiassni disclaims any such beneficial ownership of the shares.
(2)	Also includes 47,800 shares of Class A Common Stock held by Nicholas C. Stiassni and reflects a reduced number of shares issuable upon exercise of warrants to avoid exceeding the 4.99% limitation on exercise set forth in the warrants. Under the terms of the warrants, no selling shareholder may exercise its warrants if, after giving effect to such exercise and the issuance of the shares of Class A Common Stock issued pursuant thereto, such selling shareholder, together with any of its affiliates, would beneficially own a number of shares of our Class A Common Stock which would exceed 4.99% of the issued and outstanding Class A Common Stock.
(3)	Includes 727,275 shares of Class A Common Stock issued pursuant to the Securities Purchase Agreement and 363,638 shares of Class A Common Stock issuable upon the exercise of warrants issued pursuant to the Securities Purchase Agreement. Wolverine Asset Management, LLC (“WAM”) is the investment manager of Wolverine Flagship Fund Trading Limited (the “Fund”) and consequently has voting and investment power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings. Each of Mr. Bellick, Mr. Gust, WTP, Wolverine Holdings, and WAM disclaims beneficial ownership of the shares held by the Fund. The Fund is affiliated with a broker-dealer and has represented to us that (i) it purchased the shares of Class A Common Stock and the warrants issued to it pursuant to the Securities Purchase Agreement in the ordinary course of business and (ii) at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(4)	Includes 272,727 shares of Class A Common Stock issued pursuant to the Securities Purchase Agreement and 136,364 shares of Class A Common Stock issuable upon the exercise of warrants issued pursuant to the Securities Purchase Agreement. Moez Kassam has authority to vote and dispose of the shares held by Anson Investments Master Fund LP and may be deemed to be the beneficial owner of the shares. Mr. Kassam disclaims any such beneficial ownership of the shares.
(5)	Includes 218,182 shares of Class A Common Stock issued pursuant to the Securities Purchase Agreement and 109,091 shares of Class A Common Stock issuable upon the exercise of warrants issued pursuant to the Securities Purchase Agreement. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.
(6)	Includes 182,000 shares of Class A Common Stock issued pursuant to the Securities Purchase Agreement and 91,000 shares of Class A Common Stock issuable upon the exercise of warrants issued pursuant to the Securities Purchase Agreement. Spencer Hempleman has authority to vote and dispose of the shares held by Ardsley Partners Renewable Energy Fund, L.P. and may be deemed to be the beneficial owner of the shares. Mr. Hempleman disclaims any such beneficial ownership of the shares.
(7)

Includes 181,818 shares of Class A Common Stock issued pursuant to the Securities Purchase Agreement and 90,909 shares of Class A Common Stock issuable upon the exercise of warrants issued pursuant to the Securities Purchase Agreement. Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital

Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with a broker-dealer and has represented to us that (i) it purchased the shares of Class A Common Stock and the warrants issued to it pursuant to the Securities Purchase Agreement in the ordinary course of business and (ii) at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(8)	Includes 181,818 shares of Class A Common Stock issued pursuant to the Securities Purchase Agreement and 90,909 shares of Class A Common Stock issuable upon the exercise of warrants issued pursuant to the Securities Purchase Agreement. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital UP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.
(9)	Includes 181,818 shares of Class A Common Stock issued pursuant to the Securities Purchase Agreement and 90,909 shares of Class A Common Stock issuable upon the exercise of warrants issued pursuant to the Securities Purchase Agreement. Konrad Ackermann has authority to vote and dispose of the shares held by Alpha Capital Anstalt and may be deemed to be the beneficial owner of the shares. Mr. Ackermann disclaims any such beneficial ownership of the shares.
(10)	Includes 181,818 shares of Class A Common Stock issued pursuant to the Securities Purchase Agreement and 90,909 shares of Class A Common Stock issuable upon the exercise of warrants issued pursuant to the Securities Purchase Agreement. Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd. (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by IMF.
(11)	Includes 181,818 shares of Class A Common Stock issued pursuant to the Securities Purchase Agreement and 90,909 shares of Class A Common Stock issuable upon the exercise of warrants issued pursuant to the Securities Purchase Agreement. Hoak Fund Management, LP is the general partner of Hoak Public Equities, LP and consequently has voting control and investment discretion over securities held by Hoak Public Equities, LP. James M. Hoak, Jr. and J. Hale Hoak are managing members of Hoak Fund Management, LP and may be considered the beneficial owner of any securities deemed to be beneficially owned by Hoak Public Equities, LP.
(12)	Includes 110,000 shares of Class A Common Stock issued pursuant to the Securities Purchase Agreement and 55,000 shares of Class A Common Stock issuable upon the exercise of warrants issued pursuant to the Securities Purchase Agreement. Empery Asset Management LP, the authorized agent of Hartz Capital Investments, LLC (“HCI”), has discretionary authority to vote and dispose of the shares held by HCI and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by HCI. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.
(13)	Includes 72,700 shares of Class A Common Stock issued pursuant to the Securities Purchase Agreement and 36,350 shares of Class A Common Stock issuable upon the exercise of warrants issued pursuant to the Securities Purchase Agreement. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

PLAN OF DISTRIBUTION

We are registering the shares of Class A Common Stock issued pursuant to the Securities Purchase Agreement and issuable upon exercise of the warrants to permit the resale of these shares of Class A Common Stock by holders of such Class A Common Stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of Class A Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Class A Common Stock.

The selling shareholders may sell all or a portion of the shares of Class A Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Class A Common Stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Class A Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Commission;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares of Class A Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling shareholders may transfer the shares of Class A Common Stock by other means not described in this prospectus. If the selling shareholders effect such transactions by selling shares of Class A Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of Class A Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Class A Common Stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A Common Stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of Class A Common Stock short and deliver shares of Class A Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of Class A Common Stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or shares of Class A Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of Class A Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholders and any broker-dealer participating in the distribution of the shares of Class A Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Class A Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Class A Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Class A Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A Common Stock by the selling shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A Common Stock to engage in market-making activities with respect to the shares of Class A Common Stock. All of the foregoing may affect the marketability of the shares of Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A Common Stock.

We will pay all expenses of the registration of the shares of Class A Common Stock pursuant to the registration rights agreement, estimated to be $35,000 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act in accordance with the Registration Rights Agreements or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the Registration Rights Agreements, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of Class A Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the Class A Common Stock issued and issuable upon conversion of the Notes or exercise of the warrants, as applicable, will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Denver, Colorado.

EXPERTS

The financial statements of Real Goods Solar and its subsidiaries as of December 31, 2012 and 2011, and for the years ended December 31, 2012 and 2011 are incorporated herein by reference in reliance on the report of EKS&H LLLP, independent registered public accounting firm, as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of a registration statement on Form S-3 that we have filed with the SEC, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our Class A Common Stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. This prospectus contains statements concerning documents filed as exhibits. For the complete text of any of these documents, we refer you to the copy of the document filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. We maintain a website at http://www.realgoodssolar.com with information about our company. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to other documents which we have filed. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and, where applicable, supersede this information. We incorporate by reference the following documents that we have filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed April 1, 2013, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, filed April 30, 2013;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed May 15, 2013;

•	Our current reports on Form 8-K (including amendments thereto) filed January 11, 2013, February 5, 2013, February 22, 2013, May 24, 2013, June 3, 2013 and June 13, 2013; and

•

The description of our Class A Common Stock contained in our registration statement on Form 8-A filed May 5, 2008 including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

All documents that we file with the SEC after the date of the initial registration statement of which this prospectus is part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We also incorporate by reference any other future filings we make with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering to which this prospectus relates or the offering is otherwise terminated.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. We have filed certain legal documents that control the terms of the Class A Common Stock offered by this prospectus as exhibits to the registration statement. We may file certain other legal documents that control the terms of the Class A Common Stock offered by this prospectus as exhibits to reports we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its website.

We will provide, without charge and upon oral or written request, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference into this prospectus but not delivered with it. You may obtain a copy of these filings, at no cost, by writing or calling us at Real Goods Solar, Inc., 833 W. South Boulder Road, Louisville, Colorado 80027, (303) 222-8400.

Exhibits to the filings will not be provided, however, unless those exhibits have been specifically incorporated by reference in this prospectus.